Exhibit 99.1

Armata Pharmaceuticals Announces Fourth Quarter and Full-Year 2025 Financial Results

LOS ANGELES, California, March 25, 2026 - Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a late clinical-stage biotechnology company focused on the development of high-purity, pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections, today announced financial results for its fourth quarter and full-year ended December 31, 2025.

Fourth Quarter 2025 Financial Results

Grant Revenue. The Company recognized grant revenue of $1.1 million for the three months ended December 31, 2025 as compared to $1.2 million in the comparable period in 2024, which represents MTEC's share of the costs incurred for the Company's AP-SA02 program for the treatment of Staphylococcus aureus bacteremia.

Research and Development. Research and development expenses for the three months ended December 31, 2025 were approximately $6.1 million as compared to approximately $8.5 million for the comparable period in 2024. The decrease was primarily driven by lower clinical trial activity, including reduced spend on AP-PA02 and AP-SA02 programs, as well as lower personnel-related costs compared to the prior year period.

General and Administrative. General and administrative expenses for the three months ended December 31, 2025 were approximately $3.4 million as compared to approximately $3.3 million for the comparable period in 2024. The increase was mainly related to an increase of $0.2 million in legal expenses during the fourth quarter of 2025, offset in part by a decrease of $0.1 million in lease expense.

Impairment Expenses. During the year ended December 31, 2025, we recognized a $5.4 million impairment expense related to our office and research and development space under a non-cancelable operating lease in Marina del Rey, California. The impairment resulted from changes in the anticipated timeline in our plan to sublease the vacated space. There was no impairment of long-lived assets during the year ended December 31, 2024.

Loss from Operations. Loss from operations for the three months ended December 31, 2025 was approximately $13.8 million as compared to a loss from operations of approximately $10.5 million for the comparable period in 2024. The increase in operating loss was primarily driven by the $5.4 million impairment charge recognized in the current period, partially offset by lower research and development expenses.

Net Income (Loss). The net loss for the fourth quarter of 2025 was $124.3 million, or $(3.42) per share on a basic and diluted basis, as compared to a net income of $2.6 million, or $0.07 per share on a basic and $(0.23) per share on a diluted basis, for the comparable period in 2024. The net loss for the quarter ended December 31, 2025 included non-cash loss from the changes in fair value of convertible loan of $105.8 million, as compared to a non-cash gain from the changes in fair value of convertible loan of $14.2 million for the comparable period in 2024, non-cash impairment expense of $5.4 million and non-cash gain from debt extinguishment of $2.2 million for the comparable period in 2024.

Cash and Equivalents. As of December 31, 2025, Armata held approximately $14.1 million of cash and cash equivalents and restricted cash, as compared to $14.8 million as of December 31, 2024.

On January 23, 2026, Armata entered into amendments to the March 2025 Credit Agreement, the 2024 Credit Agreement, the 2023 Credit Agreement, and the Convertible Credit Agreement with Innoviva Strategic Opportunities LLC, extending the maturity dates to June 1, 2027. In addition, the Company amended certain outstanding Innoviva warrants to extend their expiration dates to January 26, 2031, and amended the related voting agreement to align with the revised warrant expiration date or FDA approval, as applicable.

The Company’s audited financial statements for the year ended December 31, 2025, included in its Annual Report on Form 10-K, contain an audit opinion from its independent registered public accounting firm that includes an explanatory paragraph relating to the Company’s ability to continue as a going concern. This announcement is made pursuant to the disclosure requirements of NYSE American Company Guide Sections 401(h) and 610(b).

As of March 18, 2026, there were approximately 36.6 million common shares outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a late clinical-stage biotechnology company focused on the development of high-purity pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic including in-house phage-specific current Good Manufacturing Practices manufacturing to support full commercialization.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; Armata's planned clinical trials; ability to staff and maintain its production facilities under fully compliant cGMP; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 25, 2026, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$8,688	$9,291
Prepaid expenses and other current assets	1,508	1,273
Other receivables	472	744
Total current assets	10,668	11,308
Property and equipment, net	12,194	13,241
Operating lease right-of-use asset	33,911	41,687
Intangible assets, net	13,746	13,746
Other long term assets	6,363	6,455
Total assets	$76,882	$86,437

Liabilities and stockholders’ deficit
Accounts payable, accrued and other current liabilities	$8,947	$9,295
Term debt, current	—	38,954
Total current liabilities	8,947	48,249
Convertible loan, non-current	153,860	32,897
Term debt, non-current	103,061	22,539
Operating lease liabilities, net of current portion	26,533	27,694
Deferred tax liability	3,077	3,077
Total liabilities	295,478	134,456
Total stockholders’ deficit	(218,596)	(48,019)
Total liabilities and stockholders’ deficit	$76,882	$86,437

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,
	2025	2024
Grant and award revenue	$4,904	$5,174
Operating expenses
Research and development	23,717	34,426
General and administrative	12,409	13,184
Impairment expense	5,412	—
Total operating expenses	41,538	47,610
Operating loss	(36,634)	(42,436)
Other income (expense)
Interest income	388	697
Interest expense	(16,590)	(10,742)
Change in fair value of the Convertible Loan	(120,963)	31,399
Gain on debt and the Convertible Loan extinguishments	—	2,166
Total other income (expense), net	(137,165)	23,520
Net loss	$(173,799)	$(18,916)
Per share information:
Net loss per share, basic	$(4.80)	$(0.52)
Weighted average shares outstanding, basic	36,239,253	36,160,848
Net loss per share, diluted	$(4.80)	$(0.89)
Weighted average shares outstanding, diluted	36,239,253	59,059,971

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2025	2024
Operating activities:
Net loss	$ (173,799)	$ (18,916)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,531	1,325
Stock-based compensation expense	2,610	2,893
Change in fair value of the Convertible Loan	120,963	(31,399)
Non-cash interest expense	16,568	10,758
Impairment expense	5,412	-
Gain on debt and Convertible Loan extinguishments	-	(2,166)
Change in right-of-use asset	2,364	2,053
Changes in operating assets and liabilities	(1,412)	(2,099)
Net cash used in operating activities	(25,763)	(37,551)
Investing activities:
Purchases of property and equipment	(542)	(1,879)
Net cash used in investing activities	(542)	(1,879)
Financing activities:
Proceeds from issuance of term debt, net of issuance costs	25,000	34,889
Payments for taxes related to net share settlement of equity awards	(46)	(61)
Proceeds from exercise of stock options	658	130
Net cash provided by financing activities	25,612	34,958
Net decrease in cash, cash equivalents and restricted cash	(693)	(4,472)
Cash, cash equivalents and restricted cash, beginning of period	14,771	19,243
Cash, cash equivalents and restricted cash, end of period	$ 14,078	$ 14,771

Cash and cash equivalents	$ 8,688	$ 9,291
Restricted cash	5,390	5,480
Cash, cash equivalents and restricted cash	$ 14,078	$ 14,771